EXHIBIT 99.1

NEXSTAR MEDIA GROUP ENTERS INTO MULTI-YEAR EMPLOYMENT

AGREEMENT EXTENSIONS with SEAN COMPTON, President, Networks,

AND DANA ZIMMER, President, Distribution AND STRATEGY

Executives Oversee Key Nexstar Growth Drivers

IRVING, Texas (July 17, 2023) – Nexstar Media Group, Inc. (the “Company”) (Nasdaq: NXST), announced today that it extended the employment agreements of Sean Compton, President, Networks, and Dana Zimmer, President, Distribution and Strategy. Mr. Compton and Ms. Zimmer will continue to report to Nexstar’s Founder, Chairman, and Chief Executive Officer, Perry Sook.

Perry Sook commented, “We are thrilled to extend the employment agreements of Sean and Dana whose leadership has helped drive our growth and shareholder returns. Our strong industry position and positive growth prospects reflect Sean and Dana’s leadership and key contributions alongside the Nexstar Nation team. Through their individual and collective efforts, Sean and Dana have significantly expanded the reach of Nexstar’s local television stations and cable news network, NewsNation, especially among digital and streaming users; completed successful negotiations with our distribution and network partners resulting in the consistent growth of Nexstar’s retransmission and carriage revenues; and, shepherded the growth of several of our most significant assets, including The CW Network, NewsNation, Antenna TV, Rewind TV, and The Hill. Sean and Dana generate enormous value for the Company and our network and distribution partners, and given their consistent record of accomplishment, we are delighted to extend their employment agreements as we continue positioning Nexstar for continued near- and long-term growth and the enhancement of shareholder value.”

Sean Compton is responsible for the long-term strategy and business operations of The CW Network, NewsNation, Antenna TV, Rewind TV, Nexstar’s programming acquisitions, The Hill and WGN Radio. He was appointed President, Networks in November 2020 and joined Nexstar Media Group, Inc. as the Executive Vice President of WGN America (now known as NewsNation), WGN Radio, and Director of Content Acquisition following the Company’s acquisition of Tribune Media Company in September 2019. Prior to joining Nexstar, Mr. Compton was President of Strategic Programming and Acquisitions for Tribune Company from 2008 to 2019, where he oversaw programming for 42 television stations and the nationally distributed digital network, Antenna TV. Prior to joining Tribune, he spent a combined 16 years at Clear Channel Radio and Premiere Radio Networks where he served as Vice President of Programming for 10 years before joining Tribune.

Dana Zimmer oversees all distribution for the Company’s broadcast and television content portfolio to cable, satellite, telco and digital media companies, as well as Nexstar’s network content agreements with third-party partners, including CBS, Fox, NBC and ABC. She was appointed President, Distribution in October 2021 and joined Nexstar in September 2019 as Executive Vice President, Chief Distribution and Strategy Officer, following the Company’s acquisition of Tribune Media Company. Prior to joining Nexstar, Ms. Zimmer was President of Distribution and Marketing for Tribune Media Company from 2013 to 2019. She was a former Executive Vice President of TV Networks Distribution for NBCUniversal from 2011 to 2013 and also served as Executive Vice President, Affiliate Sales and Marketing for Comcast Networks from 2005 to January 2011. Prior to joining Comcast, Ms. Zimmer played an integral role in the distribution of YES Network and SportsNet New York. Ms. Zimmer also worked in affiliate sales for Fox Cable Networks and Discovery Communications.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 300,000 hours of news, sports, and entertainment programming each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Rich Land, James Leahy

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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